Exhibit 99.1

NEWS RELEASE

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Second Quarter Results and Dividend

BOWIE, MD – July 24, 2009 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its second quarter and the six month period ending June 30, 2009.  WSB reports net loss of $41,000 or $(0.01) per basic and diluted share for the three months ended June 30, 2009, compared to net income of $514,000 or $0.07 per basic and $0.06 per diluted share for the comparable period of the prior year.  WSB reports net loss for the first six months of 2009 of $1.6 million, or $(0.20) per basic and diluted share, compared to net income of $982,000 or $0.13 per basic and $0.12 per diluted share for the six months ending June 30, 2008.  During the quarter the Bank recognized a required charge of $202,000 related to the special assessment imposed by the FDIC on all insured institution’s assets minus its Tier 1 capital (see below) as reported on June 30, 2009.  Without the special assessment, WSB’s net income would have been approximately $92,000 for the second quarter ending June 30, 2009.  Additionally, WSB allocated $250,000 to its Allowance for Loan Losses and recognized an expense on our real estate owned properties of approximately $82,000 during the quarter ending June 30, 2009.

WSB also announced a two-cent per share cash dividend to be paid on August 13, 2009 to stockholders of record as of August 3, 2009.   Mr. Phillip C. Bowman, CEO, said, “During the prior quarter the company reviewed its dividend policy and felt that given the ongoing economic difficulties that it would be wise to reduce the dividend rate from four cents to two cents for the current quarter.  While the Bank remains well in excess of the regulatory levels for being ‘well capitalized’, we continue to experience one of the most challenging economic environments in recent history and the Bank continues to see the impact of the recession on our borrowers.  WSB is very optimistic about the future and continues to seek opportunities to grow the loan portfolio and support our communities.  We will continue to analyze future dividends based on the economic conditions and capital needs, while being mindful of the best interest of our shareholders.”

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $450 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.  The Bank continues to offer temporarily FDIC insurance coverage of $250,000 per depositor through December 31, 2013.  This is an extension from the original date of December 31, 2009.   The relevant legislation provides that the FDIC coverage insurance will return to $100,000 on January 1, 2014.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,
	2009	2008	% Change
Interest Income	$6,333,000	$6,885,000	(8)%
Interest Expense	$3,616,000	$3,958,000	(9)%
Net Interest Income	$2,717,000	$2,927,000	(7)%
Non-Interest Income	$648,000	$843,000	(23)%
Non-Interest Expenses	$3,249,000	$3,054,000	6%
Provision for Loan Losses	$250,000	$0	100%
Net Earnings	$(41,000)	$514,000	(108)%
Basic Earnings Per Share	$(0.01)	$0.07	(114)%
Diluted Earnings Per Share	$(0.01)	$0.06	(117)%
Dividends Declared Per Share	$0.04	$0.04	0%
Average Shares Outstanding	7,849,732	7,599,747	3%
Average Diluted Shares Outstanding	7,849,732	7,988,002	(2)%

	Six Months Ended June 30,
	2009	2008	% Change
Interest Income	$12,683,000	$13,942,000	(9)%
Interest Expense	$7,216,000	$7,957,000	(9)%
Net Interest Income	$5,467,000	$5,985,000	(9)%
Non-Interest Income	$1,161,000	$1,610,000	(28)%
Non-Interest Expenses	$6,404,000	$6,222,000	3%
Provision for Loan Losses	$2,750,000	$0	100%
Net Earnings	$(1,574,000)	$982,000	(260)%
Basic Earnings Per Share	$(0.20)	$0.13	(255)%
Diluted Earnings Per Share	$(0.20)	$0.12	(267)%
Dividends Declared Per Share	$0.08	$0.08	0%
Average Shares Outstanding	7,847,516	7,598,441	3%
Average Diluted Shares Outstanding	7,847,516	7,986,555	(2)%

	As of June 30,
	2009	2008	% Change
Total Assets	$457,890,000	$453,365,000	1%
Non-Accrual Loans	$25,321,055	$11,023,311	130%
Accruing Loans More than 4 Months Past Due	$3,627,285	$1,606,035	126%
Non-Performing Loans	$28,948,340	$12,629,346	129%
Non-Performing Assets	$35,554,825	$15,870,007	124%
Total Loans Held-For-Investment	$248,274,186	$230,252,000	8%
Deposits and Borrowings	$400,701,000	$389,364,000	3%
Total Stockholders’ Equity	$54,365,000	$61,294,000	(11)%
Book Value Per Share	$6.93	$8.06	(14)%
Return on Average Assets	(0.69)%	0.43%	(260)%
Return on Average Equity	(5.85)%	3.11%	(288)%

	Washington Savings Bank, F.S.B.		To be Considered Well Capitalized Under Prompt Corrective Action		Excess over Levels to be Considered Well Capitalized Under Prompt Corrective Action
As of June 30, 2009:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$50,793,965	16.54%	$18,430,114	6.00%	$32,363,850	10.54%
Total capital (to risk weighted assets)	52,036,493	16.94%	30,716,857	10.00%	21,319,636	6.94%
Core capital (leverage) (to tangible assets)	50,793,965	11.07%	22,950,916	5.00%	27,843,049	6.07%

Forward-Looking Statements: The statements in this release regarding the company’s future performance, loan growth and future dividends are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement made in this release. Potential risks and uncertainties include, but are not limited to, further deterioration in the housing market or in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows, loan demand and real estate values, as well as other risks and uncertainties, as described by WSB in its Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and in such other reports filed with the Securities and Exchange Commission and Office of Thrift Supervision, which are available on the Bank’s website at www.twsb.com.   WSB will not update forward-looking statements to reflect events or developments after a forward-looking statement was made.